Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-112899) on Form S-3 and (No. 333-240288, 333-232964, 333-222985, 333-216334, and 333-266655) on Form S-8 of our report dated February 5, 2026, with respect to the consolidated financial statements of XPO, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 5, 2026